03/17/97 12:37 PM











              Consolidated Financial Statements

                     Tylan General, Inc.

             Years ended October 31, 1994, 1995
                          and 1996
             with Report of Independent Auditors


                     Tylan General, Inc.

              Consolidated Financial Statements


         Years ended October 31, 1994, 1995 and 1996




                          Contents

Report of Independent Auditors                            1

Audited Consolidated Financial Statements

Consolidated Balance Sheets                               2
Consolidated Statements of Income                         3
Consolidated Statements of Stockholders' Equity           4
Consolidated Statements of Cash Flows                     5
Notes to Consolidated Financial Statements                6


1.   Description of Business and Significant Accounting
Policies

Basis of Presentation

On July 3, 1996, Tylan General, Inc. completed a merger with Span Instruments, Inc. ("Span"), and the combined entity retained the name Tylan General, Inc. (the "Company"). Pursuant to the "Agreement and Plan of Reorganization", Tylan General, Inc. issued 1,300,000 shares of its common stock for all of the outstanding common stock of Span.

The accompanying consolidated financial statements of the Company have been restated and reflect the merger, which has been accounted for as a pooling of interest. Prior to the combination, Span's fiscal year ended August, 31. In restating the financial statements, Span's operating activity for the year ended October 31, 1996 was combined with that of Tylan General's for the same period. For the fiscal 1994 and 1995 financial statements, Span's operating activity for the year ended August 31 was combined with that of Tylan General's for the year ended October 31. The two-month period ended October 31, 1995 relating to Span's operating activity, during which Span had net sales of $4,900,000 and a net loss of $826,000, is not included in the accompanying consolidated financial statements as it is presented as an adjustment to retained earnings due to the differing year ends of Span and Tylan General. The balance sheets of Tylan General and Span have been combined as of October 31, 1996 and 1995.

All significant transactions between Tylan General and Span prior to the combination were eliminated. No adjustments were required to conform accounting policies of Tylan General and Span. However, certain reclassifications were made to the 1994 and 1995 financial statements to conform to the 1996 presentation.

The Company

The Company designs, manufactures and markets precision mass flow controllers, gas panels, pressure measurement, monitoring and control instrumentation. The Company's products are used primarily in integrated circuit fabrication and also in other manufacturing processes, such as flat panel display and fiber optic cable fabrication.

The Company's customer base includes semiconductor capital equipment suppliers, integrated circuit manufacturers, emergency vehicle manufacturers and other industrial users located primarily in North America, with additional sales generated in Europe and Asia. Integrated manufacturers purchase the Company's products either as part of processing systems purchased from equipment suppliers or directly from the Company for retrofit or replacement applications. Such manufacturers often specify to equipment suppliers which vendors' process instrumentation should be supplied on a particular process tool.

A significant portion of the Company's revenues are derived from semiconductor capital equipment suppliers. The amount and timing of future revenue from these semiconductor capital equipment suppliers is contingent upon continued construction and/or expansion of semiconductor wafer fabrication facilities. During fiscal 1996, the Company's five largest customers were Lam Research Corporation, Applied Materials, Inc., Semi Gas, Tokyo Electron Limited, and Valin Corporation, Inc., all of which are equipment suppliers. These customers accounted in the aggregate for 36.6% of net sales in fiscal 1996. One customer individually accounted for 12.1%, 12.8% and 16.6% of sales for fiscal 1994, 1995 and 1996, respectively. International sales accounted for 29.3%, 26.8% and 27.1% of sales for fiscal 1994, 1995 and 1996, respectively.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and its 75% owned subsidiary Ocala, Inc. (d.b.a. Class 1), after elimination of all significant intercompany accounts and transactions.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fiscal Year

For ease of presentation, the Company has indicated its fiscal year as ending on October 31. Whereas, in fact, the Company reports on a 52-53 week fiscal year ending on the Sunday closest to October 31. Fiscal 1994, 1995 and 1996 each included 52 weeks.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, demand deposits, and highly liquid short-term investments with insignificant interest rate risk and original maturities of three months or less. The Company has not experienced any losses on its cash accounts.

Concentration of Credit Risk

The Company sells its product to customers primarily in the United States, Europe and Asia. The Company maintains a reserve for potential credit losses and such losses have been minimal.

Foreign Currency Translation

All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the rates of exchange in effect at the close of the period. The aggregate effect of translating the balance sheets is included as a separate component of stockholders' equity entitled "Cumulative translation adjustment." Revenues and expenses are translated into U.S. dollars at the average rates of exchange during the period. Gains and losses resulting from foreign currency transactions are included in net income.

Financial Instruments

The Company periodically enters into foreign currency futures contracts for the purpose of hedging foreign exchange risk on certain transactions, primarily intercompany receivables and payables with its foreign subsidiaries. The primary exposures for the Company are denominated in European currencies and the Japanese yen. The Company does not engage in financial instrument transactions for trading purposes. The counterparty to the Company's contracts is a substantial and creditworthy financial institution. The risk of counterparty default associated with these contracts is not considered by the Company to be material.

1.   Description of Business and Significant Accounting
Policies (continued)

At October 31, 1995, the Company had foreign exchange forward contracts to buy $1,200,000 of Japanese yen, that matured in December 1995. As of October 31, 1995 these contracts had a carrying value of $100,000 which approximated their fair value. At October 31, 1996, the Company had no foreign exchange forward contracts outstanding.

Inventories

Inventories are stated at cost, which is less than market value at October 31, 1995 and 1996, determined by the first-in, first-out method.

Property

Property is stated at cost less accumulated depreciation and amortization, which is computed using the straight-line method. Machinery and equipment and furniture and fixtures are depreciated generally over five years while equipment under capital leases and leasehold improvements are amortized over the shorter of the estimated life or related lease term. Expenditures for replacements and betterments are capitalized, while expenditures for repairs and maintenance are charged to expense as incurred.

Evaluation of Intangible Assets

The Company's policy is to evaluate, at each balance sheet date, the appropriateness of the carrying values of the unamortized balances of intangible assets on the basis of estimated future cash flows (undiscounted) and other factors. If such evaluation were to indicate a material impairment of these intangible assets, such impairment would be recognized by a write-down of the applicable asset.

Capitalized Software

In accordance with Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", costs incurred  in  the research and development of  new  software products and significant enhancements to existing software products are charged against operations as incurred until the technological feasibility of the product has been established. After technological feasibility has been established, direct production costs, including programming and testing, are capitalized. Amortization of these costs begin when the product becomes available for sale. Amortization expense of capitalized software costs for the years ended October 31, 1994, 1995 and 1996 was $275,000,
$307,000 and $228,000, respectively. Unamortized capitalized software costs totaled $1,366,000 and $563,000 at October 31, 1995 and 1996, respectively.
1.   Description of Business and Significant Accounting
Policies (continued)

Capitalized software costs are amortized using the greater of the amount computed using the ratio of current product revenues to estimated total product revenues or the straight-line method over the estimated economic lives of the products. It is possible that estimated total product revenues, the estimated economic life of the product, or both will be reduced in the future. As a result, the carrying amount of capitalized software costs may be reduced in the future, which could result in material charges to the results of operations in future periods.

Revenue Recognition

Revenue from product sales is recognized upon shipment.

Research and Development

Research and development costs are expensed in the period incurred.

Advertising Expenses

Advertising  costs are expensed when incurred.   Advertising
expenses incurred for the years ended October 31, 1994, 1995
and    1996   were   $498,000,   $926,000,   and   $976,000,
respectively.

Income Per Share

Income per share is computed based on the weighted average number of common and common equivalent shares outstanding during each period using the treasury stock method and it assumes conversion of all outstanding convertible preferred stock and the exercise of all outstanding warrants. Stock options, convertible preferred stock and warrants are considered to be common stock equivalents. All shares of common stock and common stock equivalents issued within twelve months of an initial public offering at a price per share less than the offering price ($7.00) are considered to be outstanding for all periods presented prior to the initial public offering.

Accounting for Stock-based Compensation

In October, 1995, the Financial Accounting Standards Board issued "Accounting for Stock-Based Compensation" ("Statement No. 123"). The statement is effective for fiscal years beginning after December 15, 1995. Under Statement No. 123, stock-based
1.    Description  of  Business and  Significant  Accounting
Policies (continued)

Accounting for Stock-based Compensation

compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principle Board Opinion No. 25 or the fair-value method described in Statement No. 123. Should the Company not be acquired as disclosed in Note 13, the Company intends to implement Statement No. 123 in fiscal 1997 using the intrinsic-value method. Accordingly, upon adopting Statement No. 123 there will be no effect on the Company's financial position or results or operations.

Accounting for Asset Impairment

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective November 1, 1996. SFAS No. 121 required impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no effect on the financial statements from the adoption of SFAS No. 121.

2.   Merger and Acquisitions

Merger with Span Instruments, Inc.

As stated in Note 1 "Basis of Presentation," Span was merged into the Company in July, 1996. Span, with principal facilities in Texas and Florida, designs, manufacturers, and markets a complete line of pressure monitoring instruments and equipment.

Total revenues and net income (loss) of Tylan General and Span for the periods preceding the acquisition were (in thousands):

                                Tylan
                               General     Span    Combined

Year ended October 31, 1994:
Total revenues                $ 48,079   $ 27,294  $ 75,373
Net income                    $  2,449   $    501  $  2,950
Year ended October 31, 1995:
Total revenues                $ 75,825   $ 42,443  $118,268
Net income                    $  4,693   $    540  $  5,233
Period from November 1,  1995
to July 3, 1996 (Unaudited):
Total revenues                $ 71,991   $ 31,819  $103,810
Net income                    $  5,977   $ (2,288) $  3,689

Included in the consolidated statements of operations for the year ended October 31, 1996 were costs of $3,740,000 related to the combination and integration of Span into Tylan General. These costs include professional fees of $1,180,000 and integration costs of $2,560,000. Included in the integration costs are accrued compensation relating to employees which were terminated subsequent to the merger and a $2,000,000 write down of certain assets, primarily capitalized software costs and fixed assets, to the estimated net realizable value, which management determined would be sold after the merger. The net book value of the division to be sold is $200,000 which is included in prepaid expenses and other assets in the accompanying consolidated balance sheet. The consolidated statements of operations for the year ended October 31, 1996 also include costs associated with the pre-payment of Span indebtedness which are presented as an extraordinary loss (net of income tax benefit) of $224,000.

Investment in Korean Joint Venture

In October, 1995, the Company purchased the remaining 50% of the outstanding shares of stock of Hanyang General Co., LTD. Prior to October, 1995, the Company was a 50% owner of Hanyang General Co., LTD., a corporate joint venture with Hanyang Engineering Co., LTD. Beginning in October 1995, Hanyang General Co., LTD's financial statements were consolidated with the Company's financial statements. Prior to October 1995, the Company's investment in the corporate joint venture was accounted for on the equity method.

Acquisition of Class 1, Inc.

On  December  29,  1994, the Company  acquired  the  assets, liabilities, and business of Class 1, Inc. (Class 1), in exchange for 25% of the stock of a previously wholly-owned subsidiary of the Company. Class 1 specializes in the manufacturing of pressure gauges for emergency vehicles. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill. The operating results of this acquisition are included in the Company's consolidated statements of operations from the date of acquisition. In connection with the acquisition, the Company and the minority shareholders entered into a Shareholders' Agreement under which the minority shareholders of Class 1 have the option to acquire the Company's 75% interest in Class 1 if a change in controlling interest of the Company occurs. The revenues and net income of Class 1 were not material compared to those of the Company prior to its acquisition.

3.   Goodwill

In October, 1989, Tylan General, Inc., (formerly Vacuum General, Inc.) purchased all of the outstanding shares of common stock of Tylan. The purchase price exceeded the net assets acquired by $6,592,000. This excess was recorded as goodwill and is being amortized on a straight-line basis over 15 years. Goodwill has been reduced for certain tax benefits utilized in 1992 of $63,000 and deferred tax assets recognized in 1993 of $1,469,000 (Note 8).

In October, 1995, the Company purchased the remaining 50% of the outstanding shares of stock of Hanyang General Co., LTD., the Company's Korean joint venture. The purchase price exceeded the net assets acquired by $140,000. This excess was recorded as goodwill and is being amortized on a straight-line basis over five years (Note 2).

In the Class 1, Inc. acquisition (Note 2), the purchase price exceeded the net assets by $101,000. This excess was recorded as goodwill and is being amortized over 10 years.

4.   Balance Sheet Details

                                           October 31,
                                           1995      1996
                                           (in thousands)
     ACCOUNTS RECEIVABLE:
       Accounts receivabletrade            $21,699    $22,128
       Less allowance for doubtful            (329)      (486)
       accounts
         Total                             $21,370    $21,642


     INVENTORIES:
       Raw materials                       $11,242    $15,746

       Work in process                       4,525      7,451
       Finished goods                        4,108      5,702
         Total                             $19,875    $28,899


     PROPERTY:
       Machinery and equipment             $18,036    $22,470

       Furniture and fixtures                8,961     11,371

       Leasehold improvements                7,290     10,601

                                            34,287     44,442

       Less accumulated depreciation       (13,100)   (17,257)
            and amortization
         Total                             $21,187    $27,185


     GOODWILL:
       Goodwill                             $5,447     $5,416
       Less accumulated amortization        (2,347)    (2,632)

         Total                              $3,100     $2,784

     ACCRUED EXPENSES:
       Compensation                         $3,183     $2,297
       Other                                 3,718      4,173
         Total                              $6,901     $6,470

5.  Debt

At  October  31,  1996, Tylan General, Inc.  had  $5,627,000
outstanding under an $11,000,000 revolving line of credit with a bank (the "Tylan Credit Facility"). The Tylan Credit Facility originated June 5, 1996 and matures on March 31, 1997. Interest is payable monthly at either prime or LIBOR plus 1.75% at the election of the borrower. The Tylan Credit Facility also provides for the issuance of standby letters of credit denominated in Japanese yen and Korean won in amounts of up to the yen and won equivalents of
$4,000,000 and $5,000,000, respectively. These standby letters of credit are used to support borrowings by Tylan General, K.K. and Tylan General Korea Ltd.. At October 31, 1996, standby letters of credit in the amounts of the yen and won equivalents of approximately $4,000,000 and $500,000, respectively were outstanding. These outstanding standby letters of credit are in addition to the borrowings set forth above. As collateral for the Tylan Credit Facility, the Company has granted the bank a security interest in all accounts receivable, inventories, machinery and equipment and general intangibles. The Tylan Credit Facility contains financial covenants relating to minimum levels of net worth and profitability, minimum current, quick and debt coverage ratios and maximum levels of balance sheet leverage and capital expenditures. The Company was not in compliance with certain of the financial covenants at October 31, 1996; however, the Tylan Credit Facility has been repaid and replaced with the new agreement effective December 13, 1996 as described below.

At October 31, 1996, Span Instruments, Inc. and Ocala, Inc. as Co-Borrowers had $9,997,000 outstanding under a $12,000,000 revolving credit facility and had $1,708,000 outstanding under a term loan with a bank (together the "Span Credit Facility") that originated on March 14, 1996. Maximum borrowings under the revolving portion of the facility are limited to the lesser of $12,000,000 or a defined percentage of accounts receivable and inventories. Both the revolving credit facility and the term loan bear interest at prime plus 1.5% ( 9.75% at October 31, 1996) and are collateralized by the Co-Borrowers' accounts receivable, inventories and machinery and equipment not otherwise pledged under capital lease obligations and by the partial guarantee of Span's Chief Executive Officer. The revolving credit facility requires payment of interest payments monthly with principal due at maturity on January 1, 1998. The term loan is due in equal monthly principal payments plus interest over a four year period commencing April 1, 1996. Both the revolving credit facility and the term loan require the Company to meet certain financial covenants on a consolidated basis with Ocala, Inc. relating to minimum levels of net worth, working capital, and interest and debt coverage, and maximum levels of leverage and capital expenditures. The Span Credit Facility also restricts the incurrence of debt and prohibits the payment of dividends or distribution of assets. The Span Credit Facility was repaid and replaced with the new loan facility agreement entered into on December 13, 1996 as described below.

Effective March 14, 1996, Span issued a $5,000,000 Senior Subordinated Note (the "Note") at par with a detachable Common Stock Purchase Warrant (the "Warrant"). The Note was unsecured and accrued interest at 12.5% payable quarterly. The agreement with the holder of the Warrant also contained a provision that if the merger with Tylan General was complete prior to the first anniversary of the issuance of the Warrant, and the Senior Subordinated Note was paid in full, the shares purchasable by the Warrant would be reduced to zero. Following the consummation of the merger between Tylan General and Span Instruments, the Note was repaid in full and the shares purchasable by the Warrant were reduced to zero.

Effective December 13, 1996, the Company entered into a new loan facility agreement (the "Agreement") under which all of the outstanding borrowings under the Tylan Credit Facility and the Span Credit Facility were refinanced and the partial guarantee of Span's Chief Executive Officer was released. The Agreement provides for a $30,000,000 revolving credit facility (the "Revolver"), a $1,666,664 term loan (the "Term Loan") and a $4,000,000 equipment line of credit (the "Equipment Line"). Outstanding borrowings under the Revolver are limited to the lesser of $30,000,000 or a percentage of accounts receivable and inventory, as defined in the Agreement. The Revolver also provides for the issuance of standby letters of credit denominated in Japanese yen and Korean won in amounts of up to the yen and won equivalents of $4,000,000 and $500,000 respectively (combined not to exceed $4,000,000). These standby letters of credit are used to support borrowings by Tylan General K.K. and Tylan General Korea Ltd. The Revolver, Term Loan and Equipment Line all bear interest at prime or LIBOR plus 2.25% at the election of the borrower. All three facilities are collateralized by the Company's accounts receivable, inventories, machinery, equipment and intangible assets. To provide additional collateral, Tylan General has pledged 65% of the shares owned by it in the following subsidiaries:
Tylan General UK Ltd., Tylan General TCA GmbH, Tylan General SARL, Tylan General K.K., Tylan General Korea Ltd., and Span has pledged 65% of the shares owned by it in Span Instruments (Singapore) Pte. Ltd. Interest on the Revolver is due monthly with principal due at maturity on March 1, 1999. The Term Loan is due in equal monthly principal payments plus interest through maturity on March 1, 2000. Advances under the Equipment Line are limited to 80% of the purchase price of new equipment. Each draw amortizes over 48 months and draws must be made prior to March 1, 1999. The Agreement requires the Company to meet certain financial covenants relating to minimum levels of net worth, working capital, debt coverage, profitability and maximum levels of leverage and capital expenditures. The Agreement also prohibits acquisitions where consideration exceeds $5,000,000 and prohibits the payment of dividends or distribution of assets. The Agreement has a $100,000 prepayment penalty in the event it is repaid or refinanced for any reason prior to September 1, 1998.

Long-Term Debt Summary

Long-term debt is summarized as follows (in thousands):

                                              October 31,
                                              1995      1996
  Bank  revolving credit due January  1998, $    -
     with interest payable monthly                    $9,997


  Bank  revolving credit which  was  repaid
     in April 1996                           9,790

  Bank term loan (Tylan General K.K.)
     payable in quarterly principal
     installments of $18 plus interest at
     3.75% per year through November, 1999     334       229

  Bank term loan (Tylan General K.K.)
     payable in monthly principal
     installments of $26 plus interest at
     2.7% per year with the balance due
     June, 1997                                865       459

  Bank term loan (Tylan General K.K.)
     payable in monthly principal
     installments of $26 plus interest at
     1.25% per year through October, 1997        -       317

  Bank term loan (Tylan General K.K.)
     payable at maturity for $300
     plus interest at 1.54% per year
     through October, 1997 principal
     installments of $29 plus interest at
     2.6% per year through June, 1997            -       300

  Capital lease obligations with weighted
     average yearly interest rates of
     10.9% and 11.6% respectively (Note 9)   3,086     2,533

  Notes payable to the CIT Group
     collateralized by specific assets,
     bearing interest at 9.25% to 10.625%,
     with maturities ranging from
     November, 1998 to November, 2001          921     1,080

  Term notes to Fleet Credit Corporation
     payable in monthly installments of
     $52 plus interest at prime plus 2%      1,999         -

     Term note to Comerica Bank, Texas           -     1,708

     Note payable to Sun Trust Bank -
     Ocala, Florida                                      237

  Subordinated notes payable to employees
     bearing interest at 6.5% to 12%, with
     maturities ranging from March, 1996
     to September, 1999                        514         -

  Unsecured promissory notes bearing
     interest at 6% to 9% maturing from
     May, 1998 to February, 2000               154       117
      Total                                 17,663    16,977
      Less current portion                  (2,393)   (2,784)

      Long-term debt                       $15,270   $14,193


Long-term debt payments (excluding capital leases) as of October 31, 1996 are summarized as follows (in thousands):

             Year Ending October 31,

         1997                     $ 2,040
         1998                      10,998
         1999                         913
         2000                         451
         2001                          42
                                  $14,444

6.   Research and Development Agreements

In August 1996, the Company signed a five-year research and development agreement with Innovative Lasers Corporation ("ILC"). Under terms of the agreement, ILC will undertake research and development of certain products which may be sold to the Company or incorporated into the Company's products and the Company will make equal quarterly payments of $400,000 to ILC through January 2001. Following the first contract year the Company may terminate the agreement prior to the expiration date, by providing advance notice of six quarters. Work and quarterly payments would continue during the six quarter period.

In April 1996, the Company signed a five-year research and development agreement with Integrated Sensing Systems, Inc. ("ISSYS"). Under terms of the agreement, ISSYS will undertake research and development of certain products which may be sold to the Company or incorporated into the Company's products and the Company will make equal quarterly payments of $250,000 to ISSYS through January 2001. The Company may terminate the agreement prior to the expiration date, at which time the Company will be obligated to make quarterly payment through the end of the current contract year plus the next full contract year.

7.   Extraordinary Items

During fiscal 1996, the Company prepaid $5,000,000 in Span debt. With this prepayment, the Company paid and expensed $150,000 in prepayment penalty and wrote-off unamortized prepaid financing costs of $189,000. The total amount of $339,000 was recorded, net of income tax benefit, as an extraordinary item of $224,000.

During fiscal 1995, the Company repaid $5,400,000 in debt and revolving credit with the proceeds from the Company's Initial Public Offering. In connection with the repayment of debt of $5,000,000, the Company wrote-off the unamortized deferred issue costs of $949,000 and incurred a prepayment penalty of $250,000. The total amount of $1,199,000 was recorded, net of income tax benefit, as an extraordinary item of $695,000.

8.   Income Taxes

Effective November 1, 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" under which deferred tax assets and liabilities are determined using presently enacted tax rates, and net deferred tax assets are recognized to the extent their realization is more likely than not.

The components of the provision for income taxes are summarized as follows (in thousands):
                                 Year Ended October 31,
                                 1994     1995     1996
     Current income taxes
       Federal                  $ 648    $ 823    $ 571
       Foreign                    463    2,166    1,359
       State                      177      346      241
            Total               1,288    3,335    2,171
     Deferred income taxes
       Federal                    225      257   (1,316)
       Foreign                      -     (285)    (114)
       State                        1      (57)    (373)

            Total                 226      (85)  (1,803)

     Reduction in valuation
     allowance                   (591)       -        -
     Tax benefit of
     extraordinary item             -      504      115
     Provision for income taxes $ 923   $3,754    $ 483

The  provision for income taxes is different from that which would  be obtained by applying the statutory federal  income
tax  rate  (34%) to income before income taxes.   The  items
causing this difference are as follows:

                                 Year Ending October 31,
                                 1994     1995     1996
     Provision at statutory      34.0%    34.0%    34.0%
     rate
     Goodwill amortization        2.5      1.0      7.9
    Foreign provision in excess
     of (less than) federal
     statutory rate              (3.3)     4.8     13.4
    State income taxes, net of
     federal benefit              3.3      2.2     (8.5)
     Nondeductible merger fees                     17.3
    Reduction in valuation
     allowance, net of write-   (15.3)
     offs
     Other                        2.6       .2      1.7
     Tax credits                          (3.4)   (28.0)

                                 23.8%    38.8%    37.8%


Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for reporting and the amounts used for income tax purposes. The tax effects of items comprising the Company's net deferred tax assets are as follows at October 31, 1995 and 1996 (in thousands):

                                        October 31,
                                        1995      1996
    Deferred Tax Assets:
    Net operating loss carryforwards   $ 589    $1,120
    Tax credit carryforwards             270       127
    Reserves currently not deductible    226     1,091
    Accrued expenses                     239       433
    Differences between book and tax   1,067     1,732
     basis of inventory
    Differences between book and tax      37        26
     basis of fixed assets
    Other, net                            83        86
    Total deferred tax assets          2,511     4,615

     Deferred Tax Liability:
     Software development costs         (282)     (583)
     Net deferred tax assets          $2,229    $4,032

At October 31, 1996, the Company had available federal, state and foreign net operating loss carryforwards of approximately $1,921,000, $5,565,000, and $643,000, respectively. The difference between federal and state tax loss carryforwards is primarily attributable to a portion of the federal losses being carried back to reduce taxable income in prior years. The state losses are not allowed to be carried back. The federal, state, and foreign tax loss carryforwards will begin to expire in 2002, 2001 and 2001, respectively, unless previously utilized. The tax credit carryforwards will begin to expire in 2000, unless previously utilized. Approximately $1,130,000 and $4,190,000 of the federal and state tax loss carryforwards, respectively, were generated by Span before the merger with the Company. Accordingly, these losses will only be available to offset the separate future taxable income of Span.

Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company's federal and state net operating loss and credit carryforwards are limited because of certain greater than 50% cumulative changes in ownership. The tax loss carryforwards that may be utilized to offset taxable income for the year ended October 31, 1997 are approximately $1,750,000. In subsequent years, approximately $950,000 of taxable income per annum may be offset by the tax loss carryforwards.

Undistributed earnings of the Company's foreign subsidiaries (except earnings of the Company's German subsidiary which are deemed distributed) amounted to approximately $4.5 million at October 31, 1996. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries, if applicable.

Income tax benefits resulting from the exercise of non-qualified stock options are recorded directly to paid-in-capital. Such benefits totaled $143,000 for the year ended
October 31, 1996.

9.   Leases

The Company leases its facilities and certain equipment under capital and operating leases that expire at various dates through 2009. Certain facility leases include provisions for inflation escalation adjustments, requirements for the payment of property taxes, insurance and maintenance expenses as well as 5-year renewal options. Rent expense under operating leases for fiscal 1994, 1995 and 1996 was approximately $2,309,000, $2,459,000 and
$3,130,000, respectively.

The net book value of assets under capital leases at October 31, 1995 and 1996 was approximately $2,910,000 and $2,425,000 net of accumulated amortization of approximately $1,942,000 and $3,041,000, respectively. Future minimum lease payments under capital and operating leases as of October 31, 1996 are summarized as follows (in thousands):

          Year Ending October 31,        Capital   Operating
      1997                                $  973    $ 2,870
      1998                                   865      2,613
      1999                                   779      2,399
      2000                                   306      2,194
      2001                                    22      1,948
      Thereafter                                     11,265
      Total                              $ 2,945   $ 23,289
      Less amount representing interest     (412)
      Present  value of  minimum  lease
      payments (Note 5)                    2,533

      Less current portion                  (744)
      Long-term obligations under
      capital leases                     $ 1,789

Recapitalization

In January 1995, the Company effected a recapitalization whereby it reincorporated in the State of Delaware and the number of common and preferred shares authorized was increased to 50,000,000 and 10,000,000, respectively, at $.001 par value per share. Immediately prior to such recapitalization, a warrant to purchase 887,845 shares of common stock was exercised.

On February 2, 1995, all outstanding preferred stock was converted into an aggregate of 1,550,002 common shares and the proceeds to the Company from the sale of 1,300,000 newly issued shares, net of underwriting commissions and expenses, of $7,400,000 were received.

The initial public offering consisted of 2,300,000 shares (including the underwriters' over-allotment option of 300,000 shares which was exercised in March 1995) of common stock which was sold at $7 per share. Of the 2,300,000 shares, 1,000,000 shares were sold by existing stockholders and 1,300,000 shares were sold by the Company.

In October 1995, the Company received proceeds of $18,500,000, net of underwriting commissions and expenses, from a secondary offering consisting of 1,725,000 shares (including the underwriters' over-allotment option of 225,000 shares) of common stock which was sold at $16 per share. Of the 1,725,000 shares, 475,000 shares were sold by existing stockholders and 1,250,000 shares were sold by the Company.

Series B and D Convertible Preferred Stock

At October 31, 1994 there were 1,208,201 shares of Series B and D preferred stock outstanding. Each share of Series B and D preferred stock (i) was voting, (ii) was convertible at the option of the holder into common stock, (iii) was entitled to preference in liquidation equal to $5.04 per share plus declared and unpaid dividends and then participated equally with common stock, up to a maximum of $20.16 per share for Series B preferred stock, (iv) would automatically convert into common stock immediately upon effectiveness of a registration statement under the Securities Act of 1933 of common stock with a minimum per share price of $10.08 and net proceeds of $22,400,000 and
(v) had certain anti-dilutive protections as defined. In February 1994 immediately following the close of the Company's initial public offering, all outstanding preferred stock was converted into an aggregate of 1,550,002 common shares.

Stockholders' Rights Plan

On  July  2,  1996, the Board of Directors  of  the  Company
declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock. Each right, with certain exceptions, when it becomes exercisable, entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value, at a price of $70.00 per share. The rights become exercisable (except pursuant to a "Permitted Offer") upon the earliest to occur of (i) a person or group of affiliated or associated persons having acquired a beneficial ownership of 15% or more of the outstanding common shares or (ii) 10 days following the commencement of or announcement of an intention to make a tender offer. Until a right is exercised, the holder will have no rights as a stockholder of the Company including the right to vote or receive dividends
Stock Option Plans

The Company's 1989 Stock Option plan provided that non-qualified options to purchase up to 380,500 shares of common stock could be granted to employees and others purchase common stock at a price per share determined by the Board of Directors, which approximated market value. In June 1994, the Company terminated the 1989 plan as to new issuances and adopted the 1994 Stock Option Plan. Such plan, which was amended on February 11, 1996, provides that incentive and non-qualified options to purchase up to 639,000 shares of common stock may be granted to certain employees, directors, and consultants. Incentive stock options are to be granted at prices not less than the fair market value at the date of grant. Non-qualified stock options and options granted to individuals possessing 10% or more of the total combined voting power of all classes of stock are to be granted at prices not less than 85% and 110%, respectively, of the fair market value.

On July 11, 1996, the Company adopted the 1996 Stock Option Plan which provides that incentive and non-qualified options to purchase up to 295,000 shares of common stock may be granted to employees and consultants other than officers and directors. Options granted under this plan are to be granted at prices not less than eighty five percent (85%) of the fair market value of the stock at the date of grant.

Options issued under the 1994 and 1996 plans generally vest over a period of five (5) years from date of grant and expire ten (10) years from date of grant.

In December 1994, the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors and approved by the stockholders. The Directors' Plan provides for the automatic grant of options to purchase shares of common stock to non-employee directors of the Company. The maximum number of shares of common stock that may be issued pursuant to options granted under the Directors' Plan is 75,000.

The following is a summary of all stock options activity for fiscal 1994, 1995 and 1996:

                           Number       Price
                             of       Per Share
                           Shares
   October 31, 1993        310,321              $.90
     Canceled or expired      (600)             $.90
     Exercised              (2,400)             $.90
     Granted               149,324    $3.50 -  $5.04
   October 31, 1994        456,645     $.90 -  $5.04
     Exercised            (117,300)    $.90 -  $5.04
     Granted               346,950    $5.04 - $15.75
   October 31, 1995        686,295     $.90 - $15.75
     Canceled or expired   (74,022)   $3.50 - $15.75
     Exercised             (47,134)    $.90 - $10.25
     Granted               532,734    $9.63 - $14.00
   October 31, 1996      1,097,873     $.90 - $15.75

At October 31, 1996, 4,650 shares remained available for grant under the 1994 Stock Option Plan, 41,888 shares remained available under the 1994 Non-Employee Directors' Stock Option Plan, and 21,000 shares remained available under the 1996 Stock Option Plan. The total number of shares exercisable under all stock option plans is 281,709.

11.  Geographic Information

Sales  and  operating  income (loss)  for  the  years  ended
October 31, 1994, 1995 and 1996, and identifiable assets at October 31, 1995 and 1996, classified by geographic area, were as follows (in thousands):

                        Year Ended October 31,
                          1994      1995      1996
     Net sales:
        United States  $59,310  $ 93,742   $ 108,955
        Europe           9,358    11,578      18,178
        Asia             6,705    12,948      21,206
        Total          $75,373  $118,268   $ 148,339

     Income from operations
        United States  $ 4,682  $  7,705   $     791
        Europe           1,284     1,816       3,372
        Asia               (61)    2,280         (81)
        Total          $ 5,905  $ 11,801   $   4,082


                                As of October 31,
     Identifiable assets:           1995       1996
        United States           $ 70,605   $ 70,568
        Europe                     8,187     10,382
        Asia                       8,259     10,395
        Total                   $ 87,051   $ 91,345


Intercompany sales between geographic areas totaled $8,393,000, $11,794,000 and $22,388,000 for the years ended
October 31, 1994, 1995 and 1996, respectively. These sales represent primarily export sales of U.S. produced goods and are accounted for based on established sales prices between the related companies.

12.  Employee Retirement and Gain Sharing Plans

401(k)

The Company has adopted 401(k) plans for the benefit of all qualifying employees, generally all US employees with more than three months of service (one year of service for Span employees). The plans allow participants to contribute up to 15% of annual salary (20% for Span employees) (not to exceed approximately $9,500 in 1996) which is entirely tax deferred. The employee contributions are 100% vested. The Company matches $.25 for each dollar of qualifying employee contributions, up to 6% of such employee's gross compensation with immediate 100% vesting ($1.00 for each dollar, up to 3% with vesting at 20% a year for Span employees). During the years ended October 31, 1994, 1995 and 1996, the Company made contributions to the plan of $113,000, $262,000 and $296,000, respectively.

Gain-sharing plan

In April 1995, the Company adopted a gain-sharing plan (the "Gain-Sharing Plan") which allows eligible employees to earn incentive compensation of up to 10% of their annual salary based on the Company's performance against certain goals and objectives. Eligible employees under the Gain-Sharing Plan are regular or temporary employees who have been employed for a full quarter in the United States and who are not participants in any other Company bonus plan. The executive officers of the Company are not currently eligible to participate in the Gain-Sharing Plan. The Company is considering including Span employees in this Plan. Payouts under the Gain-Sharing Plan are made on a quarterly basis. For the years ended October 31, 1995 and 1996, total payments made under the Gain-Sharing Plan were $604,000 and $362,000, respectively.


13.  Subsequent Event (Unaudited)

On December 16, 1996, the Company and Millipore Corporation announced that Millipore had entered into a definitive agreement to acquire the Company for $16.00 per share, or approximately $133 million. This transaction will result in a greater than 50% ownership change for purposes of Internal Revenue Code Sections 382 and 383. However, the Company does not believe that this change will have a material impact on the utilization of its tax loss and credit carryforwards.